Exhibit 99.1

June 24, 2009

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS	MEDIA
Tamera Gjesdal	Bob Denham
Senior Vice President	Senior Vice President
Investor Relations	Corporate Communications
(336) 733-3058	(336)733-1475

Piedmont Natural Gas CEO named BB&T director

     WINSTON-SALEM, N.C. – The directors of BB&T Corporation (NYSE: BBT) on Tuesday elected Tom Skains, chairman and chief executive officer of Piedmont Natural Gas, to the corporate board.

     Skains, 53, also serves as 2009 chairman of the American Gas Association, which represents more than 200 local utility companies.

     “Tom’s personal and business values are very closely aligned with our BB&T core values, which guide everything we do as a company,” said BB&T Chairman John Allison. “He’ll be a tremendous asset to our corporate board of directors.”

     Skains was elected chairman and CEO of Piedmont Natural Gas in 2003, a year after assuming the titles of president and chief operating officer. Since joining the company in 1995, he has served as senior vice president of marketing and supply services as well as director of Piedmont’s commercial natural gas unit.

     “Tom has been a leader in the natural gas industry for nearly 30 years,” said BB&T Chief Executive Officer Kelly King. “We can only benefit as a board from Tom’s character, business acumen, and intellectual insight.”

     Charlotte, N.C.-based Piedmont Natural Gas serves 1 million residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 61,000 customers served by municipalities. Its subsidiaries operate energy-related businesses such as unregulated retail natural gas marketing, interstate natural gas storage and intrastate natural gas transportation.

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     Prior to joining Piedmont, Skains served as senior vice president of transportation and customer service at Transcontinental Gas Pipe Line Corporation and as a corporate attorney in Houston.

     “BB&T is an organization of the utmost integrity that truly believes in highly attentive and personal service,” Skains said. “I’m thrilled to serve on the board of a financial services company that has continued to thrive in this down economy while holding true to their mission to do everything possible to help their clients achieve economic success and financial security.”

     Skains served as chairman of the Southern Gas Association in 2006. In Charlotte, he has served on the boards of the Chamber of Commerce, the United Way of Central Carolinas and as chairman of the board of trustees for Providence Day School.

     He also has served as co-chair of the 2004 and 2005 American Heart Association Charlotte Metro Heart Walks and the 2006 Charlotte-Mecklenburg Arts and Science Council Annual Fund Drive.

     He earned his bachelor’s degree in business administration from Sam Houston State University and doctorate of jurisprudence degree from the University of Houston Law School.

     Skains is the first addition to the 18-member BB&T Corporation board of directors since Tommy Thompson, president of Thompson Homes of Owensboro, Ky., was elected last year.

     With $143.4 billion in assets, Winston-Salem, N.C.-based BB&T Corporation is the nation’s 10th largest financial holding company. Founded in 1872, it operates more than 1,500 financial centers in 11 states and Washington, D.C. More information about the company is available at BBT.com.

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